Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), which expressly includes and references non-competition, non-solicitation and confidentiality provisions, is made and entered into on the 18th day of January, 2011 (the “Agreement Date”) and effective as of the Effective Date (as defined below), by and between Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”, together with its subsidiary and affiliated companies, the “Company”), and Virginia M. McDowell (“Employee”).

WHEREAS, Employee and Isle are currently parties to an employment agreement dated as of July 16, 2007, as amended (the “Prior Agreement”), pursuant to which Employee is employed as Isle’s President and Chief Operating Officer;

WHEREAS, Isle and Isle’s current Chief Executive Officer (the “Current CEO”) desire that the Current CEO transition out of his role as Isle’s Chief Executive Officer on or before December 31, 2011, which transition will be effected by means of a written notice from the Current CEO to Isle’s Board of Directors (the “Board”), which notice is accepted by the Board (the “Transition Notice”);

WHEREAS, upon the effective date specified in the Transition Notice (the “Effective Date”, which date shall be no later than December 31, 2011), the parties desire that Employee will become Isle’s Chief Executive Officer;

WHEREAS, from and after the Effective Date, Isle desires to continue to employ Employee in the position of its President and Chief Executive Officer and Employee desires to continue to perform services for, and to continue to be employed by, Isle in such capacity, all on the terms and conditions set forth herein;

WHEREAS, as a condition of Employee’s continuing employment, the Company desires to retain certain covenants from Employee including, but not limited to, the following: (a) to refrain from carrying on or engaging in a business similar to that of the Company; (b) to refrain from soliciting Employees of the Company for employment elsewhere; and (c) to protect and maintain the confidentiality of the Company’s trade secrets and any proprietary information, which the parties expressly acknowledge are a condition of Employee’s continued employment;

WHEREAS, Isle and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee’s continued employment at Isle, as well as the covenants referenced above, and the parties expressly acknowledge that these covenants are a condition of Employee’s continued employment; and

WHEREAS, this Agreement shall become effective as of the Effective Date only if Employee is employed by Isle on the Effective Date and the Prior Agreement shall remain in effect until the Effective Date, subject to the terms and conditions thereof, whereupon the Prior Agreement shall be superseded by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Isle and Employee agree as follows:

1.             Term of Employment; Duties; Compensation.

(a)           Term.  Isle hereby continues to employ Employee, and Employee accepts such continued employment and agrees to continue to perform services for the Company for an initial period beginning on the Effective Date and expiring on the third anniversary thereof (the “Initial Term”) and for successive one (1)-year periods thereafter (the “Renewal Term(s)”), unless either: (i) the Company provides ninety (90) days’ written notice of non-renewal to Employee prior to the expiration of the Initial Term or applicable Renewal Term, or (ii) the Agreement is terminated at an earlier date in accordance with Section 2 or Section 3 of this Agreement (the Initial Term and the Renewal Terms together referred to as the “Term of Employment”).

(b)           Service with Company.  During the Term of Employment, Employee shall serve as the Company’s President and Chief Executive Officer.  During the Term of Employment, Employee agrees to perform reasonable employment duties as the Board shall assign to her from time to time, with such duties and responsibilities as are customarily the duties and responsibilities of the principal executive officer of companies such as Isle.  Employee also agrees to serve, for any period for which she is elected, as an officer of the Company; provided, however, that Employee shall not be entitled to any additional compensation for serving as an officer of the Company.

(c)           Performance of Duties.  During the Term of Employment, Employee agrees to serve the Company faithfully and to the best of her ability and to devote substantially all of her business time, attention, skill and efforts to the business and affairs of the Company.  The foregoing shall not preclude Employee from engaging in other civic endeavors and, with the approval of the Board, serving on charitable boards and other boards of directors so long as, in any case, the same do not interfere with the performance of her duties under this Agreement.

(d)           Compensation.  From and after the Effective Date and during the remaining Term of Employment, Isle shall pay to Employee as compensation for services to be rendered hereunder an aggregate base salary which is not less than $725,000 per year (the “Annual Base Salary”) payable in substantially equal monthly, or more frequent, payments, subject to increases, if any, as may be determined by the Compensation Committee of the Board (the “Compensation Committee”).  For each fiscal year, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based upon the achievement of reasonable, objective performance targets that have been established by the Compensation Committee in a manner consistent with past practice, provided that Employee’s Annual Bonus for each fiscal year at the target level shall be equal to at least 100% of Employee’s Annual Base Salary if Employee meets the target levels set by the Compensation Committee.  Employee shall be involved as a senior management executive in the establishment of reasonable, objective performance targets.  Employee shall also be entitled to participate in the Isle of Capri Casinos, Inc. 2009 Long-Term Stock Incentive Plan, as the same may be amended, restated or otherwise replaced from time to time (the “Equity Plan”) to the extent that similarly-situated executives of Isle participate therein.  In addition to the Annual Base Salary, Annual Bonus and participation in the Equity Plan as set forth above, Employee shall be entitled to participate in any employee benefit plans or programs of the Company as are or may be made generally available to similarly-situated employees of Isle and those made available to similarly-situated officers of Isle.  Employee shall be entitled to vacation in accordance with Isle’s policies for similarly-situated employees.

(e)           No Violation.  Employee represents and warrants to the Company that the execution and delivery of this Agreement by Employee, and the carrying out of Employee’s duties on behalf of the Company as contemplated hereby, do not violate or conflict with the terms of any other agreements to which Employee is or was a party.

(f)            Expense Reimbursement.  The Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by her in the performance of her duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s policies for expense verification.  To the extent that any such reimbursements are taxable to Employee, such reimbursements shall be paid to Employee only if (i) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (ii) the expenses are incurred during the Term of Employment and are submitted for reimbursement no later than ninety (90) days after the end of the calendar year in which the expense giving rise to the claim for reimbursement is incurred.  With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made promptly upon the Company’s receipt of such information and supporting documentation as it may reasonably request but no later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

2.             Termination.

(a)           The Term of Employment shall terminate prior to its expiration, and Employee’s employment shall terminate, in the event that at any time during the Term of Employment:

(i)            Isle terminates the Term of Employment and Employee’s employment for “Cause” by a written notice of termination delivered to Employee.  For purposes of this Agreement, “Cause” shall mean any (A) dishonesty, disloyalty or breach of corporate policies, in each case that is material to the ability of Employee to continue to function as an effective executive given the strict regulatory standards of the industry in which the Company does business; (B) gross misconduct on the part of Employee in the performance of Employee’s duties hereunder (as determined by the Board); (C) Employee’s violation of Section 4 of this Agreement; or (D) Employee’s failure to be licensed as a “key person” or similar role under the laws of any jurisdiction where the Company does business, or the loss of any such license for any reason.  If Employee’s employment is terminated for Cause (after the Board has given her ten (10) days’ advance written notice in the case of an event or circumstances giving rise to Isle’s ability to terminate Employee’s employment for Cause that are capable of being cured during such ten (10) day cure period and if such event or circumstance is not cured to the satisfaction of the Board within such ten (10) day period), there shall be no severance paid to Employee and her benefits shall terminate as of her termination date, except as may be required by law.

(ii)           Isle terminates the Term of Employment and Employee’s employment for any reason without Cause (other than as a result of Employee’s death or Disability (as defined in Section 2(a)(iv)) (including through non-renewal of the Agreement).  In this case, if Employee signs a Mutual and General Release in reasonable and typical form that is acceptable to Isle (a “Release”) that releases the Company from any and all claims that Employee may have and affirmatively agrees not to violate any of the provisions of Section 4 hereof (which shall not be expanded beyond what is set forth in Section 4 as of the Effective Date), Employee shall be entitled to receive the severance payments and continued benefits described in this Section 2(a)(ii); provided, however, that Employee shall only be entitled to such severance payments or benefits if the Release has been executed, is effective and the applicable revocation period has expired (collectively, the “Release Requirements”) no later than the date as of which such severance payments or benefits are otherwise to be paid or provided and if the Release Requirements are not satisfied as of such date, Employee shall not be entitled to such severance payments or benefits.

Subject to the foregoing, if Isle terminates the Term of Employment and Employee’s employment without Cause, then Employee shall be entitled to (A) continue to receive her Annual Base Salary (and shall receive her earned but unpaid Annual Bonus) payable in twelve (12) substantially equal monthly installments, the first six of which shall be payable in a lump sum on the first day following the six (6)-month anniversary of Employee’s termination date; and (B) to the extent legally permissible, Medical Continuation Benefits (as defined below).  Notwithstanding the foregoing, the Board may authorize that portion of the Annual Base Salary and Employee’s earned but unpaid Annual Bonus payable in accordance with the provisions of Section 2(a)(ii)(A) that is not subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the “409A Exempt Payment”) to be paid in a single lump sum to Employee on any date following Employee’s termination date and prior to the six (6)-month anniversary of Employee’s termination date (provided that in no event shall Employee be permitted to elect the year of payment); and the remaining Annual Base Salary and Annual Bonus (that is, the Annual Base Salary and Annual Bonus minus the 409A Exempt Payment) paid to Employee in six (6) substantially equal installments beginning on the six

(6) month anniversary of Employee’s termination date and ending on the one (1) year anniversary of Employee’s termination date.

For purposes of this Agreement, “Medical Continuation Benefits” means continuation coverage under the Company’s major medical, dental and vision plans (collectively, the “Medical Plan”) for Employee and her spouse and dependents consistent with the level of coverage otherwise in effect as of her termination date for the period beginning on Employee’s termination date and ending on the earlier of (I) twelve (12) months after Employee’s termination date or (II) the date on which Employee, her spouse or dependents obtains comparable alternative group coverage during the twelve (12) months after Employee’s termination (such period being referred to as the “Continuation Period”), at Employee’s sole expense, and for each year (or portion thereof) during the Continuation Period, the Company shall pay to Employee an amount such that, after the payment of all income and employment taxes due with respect to such amount, there remains an amount equal to the Company’s premium contribution paid with respect to its similarly-situated active employees for the level of coverage provided to Employee and her spouse and dependents under the Medical Plan during the portion of the Continuation Period within such year.  Any payments to be made to Employee pursuant to the preceding sentence shall be made no later than March 15 of the year following the year to which they relate.  The Medical Continuation Benefit shall not be deemed to offset or otherwise limit the period of continuation coverage otherwise available to Employee and her spouse or dependents under section 4980B of the Code which shall be deemed to commence following the end of the Continuation Period and shall be provided at Employee’s sole expense.

In the event of termination without Cause pursuant to this Section 2(a)(ii), all of Employee’s outstanding unvested equity-based awards that would have vested and, if applicable, become exercisable had Employee remained employed under this Agreement for one (1) year following her termination date, shall vest and, if applicable, become exercisable as of her termination date.

As used in this Agreement, the term “earned but unpaid Annual Bonus” shall refer to the non-discretionary portion of the Annual Bonus to which Employee would have been entitled had she remained employed in her position for the remainder of the fiscal year of termination, prorated for the number of days during such year that Employee was employed by the Company.

(iii)          Employee for any reason voluntarily terminates the Term of Employment and her employment.  In that case, there shall be no severance paid to Employee and her benefits shall terminate as of her termination date, except as may be required by law.  Notwithstanding the foregoing, if

Employee voluntarily terminates the Term of Employment and her employment due to Retirement (as defined below) all of her outstanding equity-based awards shall become fully vested and, if applicable, exercisable as of her termination date.  The term “Retirement” shall mean the termination by Employee of her employment after attaining age sixty-five (65) and completing at least three (3) years of service or such later date approved by the Board.

(iv)          Employee dies or Isle terminates the Term of Employment and Employee’s employment as a result of Employee’s Disability.  In the event Employee’s employment is terminated due to her death or Disability, Employee, or, in the event of her death, her estate shall receive (A) payment of her earned but unpaid Annual Bonus and continuing payment of her Annual Base Salary payable in twelve (12) substantially equal monthly installments beginning on the first day following the six (6) month anniversary of Employee’s termination date; (B) to the extent legally permissible, continuation coverage under the Medical Plan for the Continuation Period; and (C) a lump sum payment to be paid on the first payroll date following Employee’s termination date equal to the average of the last three (3) years’ Annual Bonus payments, if any, inclusive of deferred amounts.

For purposes of this Agreement, Employee shall be deemed to have a “Disability” if, by reason of a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve (12) months, (I) she is unable to engage in any substantial gainful employment, or (II) has been receiving benefits under the Company’s separate long-term disability plan for a period of at least three (3) months.  The Company shall certify whether Employee have a Disability as defined herein.

(b)           Except as provided hereunder, the vesting of equity-based awards shall be governed by the provisions of the Equity Plan.

3.             Change In Control of Isle.  If (i) there is a sale, acquisition, merger, or buyout of Isle to an unaffiliated person, or any person that is not an “affiliate” (as such term is defined under the Securities Exchange Act of 1934) of Isle or any of its shareholders on the Effective Date becomes the legal and beneficial owner of more than 50% of Isle’s common stock (a “Change in Control”), and (ii) Employee has a Qualifying Termination (as defined below), then in lieu of the severance payments and benefits, if any, otherwise payable to Employee under Section 2 of the Agreement, Employee will be entitled to the following severance payments and benefits:

(a)           (i) Two (2) times her Annual Base Salary payable in twenty-four (24) substantially equal monthly installments, the first six (6) of which shall be made on the first day following the six (6)-month anniversary of Employee’s termination date with the eighteen (18) remaining installments being made monthly thereafter; and (ii) an amount equal to the amount of

Employee’s earned but unpaid Annual Bonus plus the average of the previous three (3) years’ Annual Bonus payment, if any, inclusive of deferred amounts, if any, payable in a lump sum, which lump sum shall be paid to Employee on the first day following the six (6)-month anniversary of Employee’s termination date.  Notwithstanding the foregoing, the Board may authorize that portion of the foregoing payments under this Section 3(a) that qualify as a 409A Exempt Payment (as defined in Section 2(a)(ii)) to be paid in a single lump sum to Employee on any date following Employee’s termination date and prior to the six (6)-month anniversary of Employee’s termination date (provided that in no event shall Employee be permitted to elect the year of payment) and the remaining amounts to be paid in accordance with this Section 3(a).

(b)           The Medical Continuation Benefits; provided, however, that for purposes of this Section 3(b), the “Continuation Period” shall be based on twenty four (24) months rather than twelve (12) months.

(c)           Upon the occurrence of a change in control (as defined in the Equity Plan), all of Employee’s outstanding equity-based awards shall governed by the provisions of the Equity Plan.

For purposes of this Agreement, a “Qualifying Termination” means a termination of Employee’s employment with the Company by the Company without Cause or a termination by Employee for Good Reason (as defined below), in either case within thirty (30) days prior to the occurrence of a Change in Control or upon or within twelve (12) months after a Change in Control.  For purposes of this Agreement, Employee’s termination shall be considered to be for “Good Reason” if Employee terminates her employment with the Company within the time period described above following (I) a significant reduction in Employee’s authority, responsibilities, position or compensation or (II) a material relocation of the principal place at which Employee performs services hereunder, but in no event less than thirty-five (35) miles from the principal place at which Employee performs such services immediately prior to the Change in Control, in either case which the Company has failed to remedy within thirty (30) days after receipt of Employee’s written notice thereof.

As a condition to receiving the payments described in Sections 3(a) and (b) above, the Release Requirements must be satisfied no later than the date as of which such severance payments or benefits are otherwise to be made or provided and if the Release Requirements are not satisfied as of such date, Employee shall not be entitled to such severance payments or benefits.

Notwithstanding the foregoing provisions of this Section 3, if (1) during the period beginning on the first anniversary of Employee’s termination date and ending on the second anniversary thereof (the “Second Year Period”), Employee is or becomes employed by a new employer, and (2) such new employment would be prohibited by the provisions of Section 4(c) if the post-termination restrictions of Section 4(c) applied during the Second Year Period (which they do not), then, Employee shall forfeit all future payments and benefits under this Section 3 and all future payments and benefits shall thereupon cease.  Nothing in this paragraph is intended to relieve Employee of the restrictions of Section 4(c) for the first year following her termination date or to result in a forfeiture of payments and benefits during the Second Year Period if Employee is or becomes employed by a new Employer if such new employment would not be prohibited by the provisions of Section 4(c) if the post-termination restrictions of Section 4(c) applied during the Second Year Period.

4.             Confidentiality, Non-Competition and Non-Solicitation.

(a)           The Company’s Business.  It is expressly agreed by the parties that, as of the Effective Date, the Company is engaged in the business of owning, managing and operating gaming and casino facilities in the states of Missouri, Mississippi, Iowa, Louisiana, Colorado and Florida, as of the Agreement Date has pending licenses in Nevada and Pennsylvania, and is in the business of seeking new gaming properties in additional jurisdictions and is engaged in all aspects of such gaming and casino operations.  Employee desires to continue to be employed by the Company from and after the Effective Date and acknowledges and agrees that the Company would be adversely affected if Employee competes with the Company during, and subsequent to, Employee’s employment with the Company.

(b)           Trade Secrets and Confidential Information.  The Company and Employee acknowledge the existence of trade secrets and other confidential information as defined below (collectively referred to as “Confidential Information”), all of which are owned by the Company, regardless of whether such Confidential Information was conceived, originated, devised or supplemented by Employee, the Company, or any other person or entity.  Employee acknowledges that she has had and will continue to have access to Confidential Information during her employment with the Company.

Except as required by law, during the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Company, directly or indirectly disclose or disseminate to any other person, firm or organization, any Confidential Information other than on behalf of the Company.  The foregoing obligation shall not apply to any Confidential Information that shall have become known to competitors of the Company or to the public other than through an act or omission by Employee or that shall have been disclosed to Employee by a person or entity unaffiliated with the Company who has legitimate possession thereof in its entirety and possesses the unrestricted right to make such disclosure.  Employee agrees to indemnify, defend and hold harmless the Company from and against any damages (including attorneys’ fees, court costs, investigative costs and amounts paid in settlement) suffered by the Company or any of its affiliates arising out of the unauthorized disclosure or use of Confidential Information by Employee.

“Confidential Information” shall mean any data or information and documentation, whether in tangible form, electronic form or verbally disclosed, that is of material value to the Company and not known to the public or the Company’s competitors, and which the Company has kept confidential.  To the fullest extent consistent with the foregoing and as otherwise lawful, Confidential Information shall include, without limitation, the Company’s trade secrets, computer programs, sales techniques and reports, formulas, data processes, methods, articles of manufacture, machines, apparatus, designs, compositions of matter, products, improvements, inventions, discoveries, developmental or experimental work, corporate strategy, marketing techniques, pricing lists and data and other pricing information, business plans, ideas and opportunities, accounting and financial information including financial statements and projections, personnel records, specialized customer information, proprietary agreements with vendors, special products and services the Company may offer or provide to its customers/guests from time to time, pending acquisitions, negotiations and transactions, or the terms of existing proposed business arrangements.  Confidential Information shall also include all customer lists, accounts and specifications, and contacts of the Company, and shall further include work in progress, plans or any other matter belonging to or relating to the technical or business activities of the Company.

Employee, at the time of the effective date of the termination of the employment relationship with the Company, shall turn over to the Company all “Confidential Information” and any and all copies thereof in her possession regardless of who provided Employee with such information.  Should Employee be legally served with a lawfully issued subpoena expressly directing Employee to turn over the Company’s Confidential Information, Employee shall immediately, and certainly no later than five (5) days after notice, advise the Company in writing of the subpoena and also provide a copy of the subpoena to the Company, at its lawful address as stated in this Agreement, thereby providing the Company with adequate time to lawfully object to the disclosure of its Confidential Information.  Employee’s failure to immediately advise the Company of the subpoena shall subject Employee to any and all remedies afforded to the Company, including, but not limited to, damages resulting to the Company for breach of contract.

Employee agrees that all such Confidential Information is, and shall remain, the sole and exclusive property of the Company and Employee further agrees that during and after the term of her employment with the Company, Employee will not publish, disclose, communicate or otherwise disseminate to any entity and/or person any Confidential Information.  Employee acknowledges and agrees that such Confidential Information is of critical importance to the Company and its business, and any unauthorized dissemination of such information would cause great harm to the Company, thereby entitling the Company to any and all rights and remedies as provided by law, and as specifically provided in Section 5 of this Agreement.

Employee hereby assigns and agrees to assign to the Company any invention, improvement, or discovery made by her, alone or jointly with others, during the term of her employment, including any period of authorized leave of absence, or as a result of her employment, and which in any way relates to, or may be useful in, the business of the Company, together with each patent that may be obtained thereon in any country.  Employee will promptly and fully disclose to the Company any such invention, improvement or discovery and, without further consideration, will upon request by the Company execute all proper papers for use in applying for, obtaining and maintaining any United States or foreign patent and all proper assignments thereof, at the Company’s expense and through its Patent Counsel.  Each such invention, improvement or discovery, whether or not patented, shall be the exclusive property of the Company.

(c)           Restrictions on Competition.  In exchange for consideration of employment, and in consideration for Employee receiving and being given access to confidential business information, including, but not limited to trade secrets, customer and supplier contacts and relationships, goodwill, loyalty and other information, and as a condition of employment of Employee by the Company, during the term of Employee’s employment with the Company, and for a period of one (1) year after the voluntary or involuntary termination of Employee’s employment with the Company for any reason whatsoever, Employee will refrain from carrying on or engaging in the casino or gaming business (as defined in Section 4(a)), or, without the written consent of the Company (which shall not be unreasonably withheld), the hotel or restaurant business, or any other business in which the Company may be engaged on Employee’s termination date, in any case either directly or indirectly, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor (other than in less than 5% of any class of securities of any publicly traded company), lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever.  The provisions of this Section 4(c) apply to any gaming operation or gaming facility within a 75-mile radius of (A) any gaming operation or gaming facility owned (in whole or in part) by the Company or with respect to which the Company renders or proposes to render consulting or management services, in each case on the Effective Date or, for periods after Employee’s termination date, on such termination date, or (B) any of the foregoing as to which the Company has taken any substantive step toward owning (in whole or in part) or managing such facility in the future.

(d)           Non-Solicitation of Employees.  In exchange for and in consideration of continuing employment, and in consideration for Employee receiving and being given access to confidential business information, including, but not limited to trade secrets, customer and supplier contacts and relationships, goodwill, loyalty and other information, and as a condition of continuing employment of Employee by the Company, during the term of Employee’s employment with the Company and for one (1) year after Employee’s termination date for any reason, Employee shall not, without the prior written consent of the Company, either directly or indirectly, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor (other than in less than 5% of any class of securities of any publicly traded company), lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever, solicit for hire, enter into any contract or other arrangement with, or interfere with, disrupt or attempt to interfere with or disrupt the Company’s relationships with, any person, who is employed by the Company; provided that for periods after Employee’s termination date the foregoing shall apply only to a person who, as of Employee’s termination date is employed by the Company.

(e)           Reasonable Terms.  Employee agrees that the geographic areas, duration and scope of activities outlined in this Agreement are reasonable under the circumstances.  Employee further agrees that such terms are no broader than necessary to protect the Company’s business and maintain the confidentiality of the Confidential Information.  Employee further agrees that the terms of this Agreement are not oppressive and will not impose an unreasonable burden or restraint on Employee.

5.                                      Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement is binding on and inures to the benefit of the Company’s successors and assigns.  Isle may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business (subject to the provisions of Section 4).  This Agreement may not be assigned by Employee.

(b)                                 Modification, Waivers.  This Agreement may be modified or amended only by a writing signed by an authorized representative of Isle and Employee.  The Company’s failure, or delay in exercising any right, or partial exercise of any right, will not waive any provision of this Agreement or preclude the Company from otherwise or further exercising any rights or remedies hereunder, or any other rights or remedies granted by any law or any related document.

(c)                                  Governing Law, Arbitration.  The laws of Missouri will govern the validity, construction, and performance of this Agreement without regard to the location of execution or performance of this Agreement.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both Isle and Employee hereby consent to this binding arbitration provision.

(d)                                 Remedies.  Employee expressly acknowledges and the parties recognize that the restrictions contained herein are reasonable and necessary to protect the business and interests of the Company, and that any violation of these restrictions will cause substantial irreparable injury and damage to the Company, and the extent of such damage would be difficult if not impossible to calculate.  Accordingly, the parties to this Agreement expressly agree that (i) if Employee breaches any provision of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and monetary damages may not afford an adequate remedy, and (ii) if Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, including, but not limited to, restraining orders and preliminary and permanent injunctions, to enforce the provisions of this Agreement, particularly those provisions governing noncompetition, nonsolicitation and confidentiality, contained in this Agreement, as well as to prevent or restrain a breach of any provisions of this Agreement.  The parties expressly agree that the Company has these specific and express rights to injunctive relief without posting any bond that might be requested or required, and without the necessity of proving irreparable injury, and that Employee expressly agrees not to claim in any such equitable proceedings that a remedy at law is available to the Company.  The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its affiliates of any provision hereof.  The parties to this Agreement also expressly agree that the Company is entitled to recover any and all damages for any losses sustained, and rights of which it has been deprived, as well as any damages allowed by law.

(e)                                  If any proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.  All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

(f)                                   Captions.  The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

(g)                                  Severability.  To the extent any provision of this Agreement shall be invalid or enforceable with respect to Employee, it shall be considered deleted herefrom with respect to Employee and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law with respect to Employee, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered with respect to Employee.  Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

(h)                                 Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the Company and Employee, and, as of the Effective Date, supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein, including without limitation, the Prior Agreement and any policy or personnel manuals of the Company to the extent any provisions herein are inconsistent therewith.  No change to this Agreement shall be valid or binding unless it is in writing and signed by the parties.

(i)                                     Indemnification.  Isle shall indemnify Employee and hold Employee harmless to the full extent permitted by Section 145 of the Delaware General Corporation Law from and against any and all claims, liabilities and losses she may suffer arising in connection with her employment as an officer of the Company as set forth herein, subject to the exceptions set forth in the Delaware General Corporation Law.  The agreement of the Company set forth in this Section 5(i) shall survive the termination of this Agreement.

(j)                                    Notices.  All notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice).  Such notices and other communications shall be deemed given:

(i)                                     in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(ii)                                  in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(iii)                               in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.  Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

If to the Company, to:

Isle of Capri Casinos, Inc.

600 Emerson Road

Suite 300

St. Louis, MO 63141

Attention: General Counsel

With a copy to:

Paul W. Theiss

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606

If to Employee, to:

Virginia M. McDowell

At the most recent address on the Company’s records

With a copy to:

John Donnelly

Levine, Staller, Sklar, Chan, Brown & Donnelly, P.A.

3030 Atlantic Avenue

Atlantic City, NJ 08401

(k)                                 Independent Review and Advice.  Employee represents and warrants that Employee has carefully read this Agreement; that Employee executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to each other; that Employee has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Employee is entering into this Agreement of Employee’s own free will.  Employee expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

(l)                                     Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of Employee’s separation from service (within the meaning of section 409A of the Code), if Employee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following Employee’s separation from service, such payment shall be delayed until the first day of the seventh month following Employee’s separation from service.  To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of Employee’s termination of employment or the Term of Employment, the determination as to whether Employee has had a termination of employment (or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.  Any delayed payment shall be made without liability for interest or other loss of investment opportunity.

IN WITNESS HEREOF, each party has caused this Agreement to be executed in a manner appropriate for such party as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: SVP and General Counsel

EMPLOYEE

/s/ Virginia McDowell

VIRGINIA M. MCDOWELL